Exhibit 99.4

EXECUTION VERSION

REGISTRATION RIGHTS ASSIGNMENT AGREEMENT

THIS REGISTRATION RIGHTS ASSIGNMENT AGREEMENT (this “Agreement”) dated as of this 15th day of September, 2016, by and among GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd. and GSCP VI Employee Navi, Ltd., each a Cayman Islands exempted company, and GSCP VI GmbH Navi, L.P., a Cayman Islands Limited Partnership, as assignors (the “Assignors” and each a “Assignor”), CANADA PENSION PLAN INVESTMENT BOARD, a Canadian federal Crown corporation, as assignee (the “Assignee”) and ENSTAR GROUP LIMITED, a Bermuda company (the “Company”). Capitalized terms used herein shall have meanings assigned to such terms in the Purchase and Sale Agreement (as defined below) unless otherwise defined herein or the context clearly requires otherwise.

W I T N E S S E T H:

WHEREAS, in connection with and pursuant to the Purchase and Sale Agreement by and among the Assignee and the Assignors, dated September 15, 2016 (the “Purchase and Sale Agreement”), Assignee will acquire from Assignors, subject to the conditions set forth therein, non-voting common shares of the Company; and

WHEREAS, as a condition to Assignee’s obligations under the Purchase and Sale Agreement, Assignors are entering into this Agreement for the purpose of, among other things, (i) assigning to Assignee certain of Assignors’ right and interest in the Registration Rights Agreement, dated as of April 20, 2011, among the Company and the Assignors (the “Registration Rights Agreement”) and (ii) delegating to Assignee certain of the duties of the Assignors in and under the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Assignment. Assignors hereby assign unto Assignee and its successors and assigns, effective upon and subject to the Closing, all of their right and interest in and to, and remedies under, the Registration Rights Agreement, including all rights exercisable by Assignors thereunder from and after the Closing, in each case to the extent that such right and interest in and to, and remedies under, relate to the Purchased Securities; provided that Assignors shall retain all rights and interest in and to, and remedies under, and related obligations under the Registration Rights Agreement to the extent that such right and interest in and to, and remedies under, and related obligations under relate to securities of the Company that are not Purchased Securities. It is expressly understood and agreed that, in the case of the demand registration rights provided under Section 1 of the Registration Rights Agreement, the rights assigned to Assignee hereby includes (and are limited to) one such demand registration right. Assignors represent and warrant that the Assignors (i) are not in breach and have not previously been in breach of the Registration Rights Agreement, (ii) have not exercised either of the two demand registration rights pursuant to Section 1 of the Registration Rights Agreement and (iii) have not assigned or encumbered any of their rights under the Registration Rights Agreement that are being assigned to Assignee hereby other than the assignment to the Assignee contemplated hereby. The Assignors covenant that they shall not take any action or fail to take any action between the date hereof and the Closing that would cause any of the foregoing representations and warranties to be untrue if made as of the Closing (provided that an exercise of the one retained demand registration right during such period shall not be prohibited).

Section 2. Assumption. Assignee hereby assumes, subject to and effective as of the Closing, all of Assignors’ obligations under the Registration Rights Agreement arising from and after the Closing to the extent relating to the Purchased Securities or the rights assigned to Assignee hereby.

Section 3. Consent and Confirmation

(a) Assignors and Assignee hereby understand and agree that as promptly as practicable after the date hereof, Assignors and Assignee will request of the Company to consent and agree to the obligations, agreements and understandings set forth in this Section 3. Upon its execution of this Agreement, the Company shall be deemed to have consented to, and confirmed, the obligations, undertakings and agreements of the Company set forth in this Section 3.

(b) The Company hereby consents, subject to and effective as of the Closing, to the assignment of Assignors’ right and interest in the Registration Rights Agreement as provided herein, including the rights exercisable by the Assignors thereunder from and after the Closing, and recognize Assignee as the Assignors’ successor-in-interest in and to the Registration Rights Agreement for purposes of such right and interest. For the avoidance of doubt, the Company agrees that from and after such assignment and assumption: (i) all references to shares issued under the Investment Agreement shall be deemed to include the non-voting common shares acquired by Assignee under the Purchase and Sale Agreement and (ii) notices to the Assignee pursuant to the Registration Rights Agreement shall be sent in accordance with the notice provisions of the Purchase and Sale Agreement. The Company further agrees that (i) no breach by Assignors or any of the rights or obligations retained by Assignors hereunder shall prejudice or limit any of the rights of Assignee under the Registration Rights Agreement and (ii) no breach by Assignee of any of the rights or obligations assigned to Assignee hereunder, shall prejudice or limit any of the rights of Assignors retained by them hereunder in respect of the Registration Rights Agreement.

(c) The Company hereby confirms to Assignee that (i) the Registration Rights Agreement is in full force and effect and (ii) to the best of its knowledge, there exists no actual, claimed or threatened breach, nor any actual, claimed or threatened event which, but for the passage of time, the giving of notice, or both, would constitute a breach under the Registration Rights Agreement with respect to the performance of any of the terms, covenants or conditions to be performed thereunder. The Company agrees to provide Assignee with notice of any inaccuracy of such confirmation of which it becomes aware prior to the Closing.

Section 4. Purchase and Sale Agreement. Assignee and the Assignors, by execution of this Agreement, each hereby acknowledge and agree that neither the representations and warranties nor the rights, obligations or remedies of any party under the Purchase and Sale Agreement shall be deemed to be abrogated, modified or altered in any way by execution or acceptance of this Agreement.

Section 5. Miscellaneous. Article 8 from the Purchase and Sale Agreement is incorporated herein mutatis mutandis, provided, notices to the Company shall be delivered to:

Enstar Group Limited

P.O. Box HM 2267

Windsor Place, 3rd Floor, 22 Queen Street

Hamilton HM JX

Bermuda

Attention: Paul J. O’Shea, Joint Chief Operating Officer

Facsimile: (441) 296-7319

E-mail: paul.o’shea@enstargroup.com

with a copy (which shall not constitute notice to the Company) to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Robert C. Juelke

Facsimile: (215) 988-2757

E-mail: robert.juelke@dbr.com

Section 6. Termination. This Agreement shall terminate and have no force or effect on any party hereto in the event of, and effective upon, any termination of the Purchase and Sale Agreement pursuant to its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

ASSIGNORS: GSCP VI AIV NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI OFFSHORE NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI PARALLEL AIV NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI EMPLOYEE NAVI, LTD.

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

GSCP VI GMBH NAVI, L.P.

By:	GSCP VI GBMH NAVI GP, LTD. its general partner

By:	/s/ Gilbert H. Klemann
Name: Gilbert H. Klemann
Title: Vice President

[Signature Page to Assignment Agreement]

ASSIGNEE:

Canada Pension Plan Investment Board

By:	/s/ Pierre Lavallee
Name: Pierre Lavallee Title: Senior Managing Director & Global Head of Investment Partnerships

By:	/s/ Mark Roth
Name: Mark Roth Title: Managing Director, Head of Business Management

Consented to as of:

                             , 2016

COMPANY:

Enstar Group Limited

By:
Name: Title:

[Signature Page to Assignment Agreement]